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Exhibit 8.1

Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP

          April 8, 2005

Noble Energy, Inc.
100 Glenborough
Suite 100
Houston, TX 77002

Ladies and Gentlemen:

        We have acted as counsel to Noble Energy, Inc., a Delaware corporation ("Parent"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 15, 2004 (the "Merger Agreement"), by and among Parent, Noble Energy Production, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Patina Oil & Gas Corporation, a Delaware corporation (the "Company") and (ii) the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the "Registration Statement"), each as amended or supplemented through the date hereof. This opinion is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act and pursuant to Section 6.3(d) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

        In connection with this opinion, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. We have also relied, with the consent of Parent, Purchaser and the Company, upon statements and representations made by an authorized officer of each of Parent, Purchaser and the Company, including in their respective letters dated the date hereof (collectively, the "Tax Certificates"), and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the Effective Time, of such facts, information, statements, representations, warranties, covenants and assumptions referred to above.

        For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) the Merger will qualify as a statutory merger under state law.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the Internal Revenue Service ("IRS") or the courts; accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with the IRS's position. A change in the authorities, or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions, upon which our opinion is based could affect our conclusions.

        Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion set forth under the heading "Material United States Federal Income Tax Consequences" in the Registration Statement, subject to the limitations and qualifications stated therein.

        Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

        This opinion has been prepared for you in connection with the transaction described herein. It may not be relied upon by anyone else without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Material United States Federal Income Tax Consequences "and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

          Very truly yours,

            SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 8.1